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                                                                  EXHIBIT 23.2.1



                              ACCOUNTANTS CONSENT


The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the references to our Firm under the heading "Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and the incorporation by reference in the registration statements on Forms
S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885, and
333-27999) of Orbital Sciences Corporation and subsidiaries of our reports dated February 16, 1999, except as to note 2A, which is as of April 17, 2000, relating to the consolidated balance sheet of Orbital Sciences Corporation as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows, and the related consolidated financial statement schedule, for each of the years in the two-year period ended December 31, 1998, which reports appear in the December 31, 1999 annual report on Form 10-K of Orbital Sciences Corporation.

Our reports refer to the restatement of the consolidated balance sheet as of December 31, 1998, and the consolidated statements of operations, stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the two-year period ended December 31, 1998.


                                                                        KPMG LLP


Washington, D.C.
April 17, 2000